Exhibit 99.1

ProAssurance's Financial Strength and Stability Affirmed by Major Rating \ Agencies

     BIRMINGHAM, Ala.--(BUSINESS WIRE)--Oct. 24, 2005--ProAssurance Corporation (NYSE:PRA) said today that A. M. Best has affirmed the "A-" (Excellent) Financial Strength Rating of the ProAssurance Group, and has assigned a "Stable" Outlook to that rating. Best joins Fitch and Standard & Poor's in affirming ProAssurance's ratings subsequent to the recent transaction in which NCRIC Group, Inc. was merged into ProAssurance. Both Fitch and Standard & Poor's also assign "A-" ratings to ProAssurance.
     "ProAssurance is recognized for our long-term financial stability, and our dedication to the financial strength required to keep our promises to our insureds. We're pleased to see that our financial integrity has again been recognized by the major rating agencies that follow the insurance industry," said Chairman A. Derrill Crowe, M.D.

     About ProAssurance

     ProAssurance Corporation is a specialty insurer with more than $3.4 billion in assets and almost $790 million in gross written premiums. We are the nation's fourth largest writer of medical professional liability insurance and our principal professional liability subsidiaries are The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., and Red Mountain Casualty Insurance Company. We also write professional liability coverage through Woodbrook Casualty Insurance Company. We are the tenth largest writer of personal auto coverage in Michigan through our subsidiary, MEEMIC Insurance Company.
     A.M. Best assigns a rating of "A-" (Excellent) to the ProAssurance Group, MEEMIC and our principal professional liability subsidiaries, except NCRIC, Inc. which is rated B++ (Very Good). Standard & Poor's assigns our principal professional liability carriers a rating of "A-" ("Strong") but has not yet issued a rating for NCRIC, Inc. Fitch assigns a rating of "A-" to ProAssurance and our subsidiaries.

     Rating Details

     A. M. Best, Fitch and Standard & Poor's each maintain websites with up-to-date information on their ratings and the methods through which those ratings are derived.

     A. M. Best: www.ambest.com
     Fitch: www.fitchrating.com
     Standard & Poor's: www.sandp.com


     CONTACT: ProAssurance Corporation, Birmingham
              Frank B. O'Neil, 800-282-6242 or 205-877-4461
              foneil@ProAssurance.com